INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of January 15, 2013 between VALUED ADVISERS TRUST, a Delaware statutory trust (the “Trust”), and Dreman Value Management, LLC, a Delaware limited liability company (the “Investment Advisor”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”) and presently offers shares of beneficial interest representing interests in separate investment portfolios, one of which is the Dreman Contrarian Small Cap Value Fund (the “Fund”); and

WHEREAS, the Trust desires to retain the Investment Advisor to furnish investment advisory and certain other services to the Fund, as more fully set forth below, and the Investment Advisor is willing to so furnish such services;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	ADVISORY SERVICES.

The Investment Advisor will regularly provide the Fund with such investment advice as it, in its discretion, deems advisable and will furnish a continuous investment program for the Fund consistent with the Fund’s investment objectives and policies. The Investment Advisor will determine the securities to be purchased for the Fund, the portfolio securities to be held or sold by the Fund and the portion of the Fund’s assets to be held un-invested, subject always to the Fund’s investment objectives, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board of Trustees for the Trust (the “Board”) may from time to time establish. The Investment Advisor will advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of the Fund.

2.	ALLOCATION OF CHARGES AND EXPENSES.

The Investment Advisor will pay the compensation and expenses of any persons rendering any services to the Fund who are officers, directors, equity owners or employees of it, and will make available, without expense to the Fund, the services of such of its employees as may duly be elected officers or trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law. The compensation and expenses of any officers, trustees and employees of the Trust who are not officers, directors, equity owners or employees of the Investment Advisor will be paid by the Trust.

The Fund will be responsible for the payment of all operating expenses of the Fund, including fees and expenses incurred by the Fund in connection with membership in investment company organizations; brokerage fees and commissions; legal, auditing and accounting expenses; non-organizational expenses of registering shares under federal and state securities laws; insurance expenses; taxes or governmental fees; fees and expenses of the custodian, transfer agent, shareholder service agent, dividend disbursing agent, plan agent, administrator, accounting and pricing services agent and distributor of the Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; its share of the fees and expenses of trustees of the Trust who are not affiliated with the Investment Advisor; the cost of preparing and distributing reports and notices to shareholders; the cost of printing or preparing prospectuses and statements of additional information for delivery to the Fund’s shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; such extraordinary or non-recurring expenses as may arise, including litigation to which the Trust may be a party and indemnification for the Trust’s officers and trustees with respect thereto; or any other expense not specifically described above incurred in the performance of the Fund’s obligations. All other expenses not assumed by the Investment Advisor herein incurred by the Fund in connection with the organization, registration of shares and operations of the Fund will be borne by the Fund. The Fund will also pay expenses which it is authorized to pay pursuant to Rule 12b-1 under the 1940 Act.

The Investment Advisor may obtain reimbursement from the Fund, at such time or times as it may determine in its sole discretion, for any of the expenses advanced by the Investment Advisor, which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of its compensation pursuant to this Agreement.

3.	COMPENSATION OF THE INVESTMENT ADVISOR.

For all of the services to be rendered and payments to be made as provided in this Agreement, as of the last business day of each month, the Fund will pay the Investment Advisor a fee, computed and accrued daily, and paid monthly, at an annual rate of 0.85% of the average value of its daily net assets.

The average value of the daily net assets of the Fund shall be determined pursuant to the applicable provisions of the Agreement and Declaration of Trust of the Trust or a resolution of the Board, if required. If, pursuant to such provisions, the determination of net asset value of the Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund’s net assets may lawfully be determined, on that day. If the determination of the net asset value of the Fund has been suspended for a period including such month, the Investment Advisor’s compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

The Investment Advisor agrees that the Board of Trustees may suspend the payment of the advisory fee set forth above if the Investment Advisor fails to follow the directions of the Board as communicated in writing on behalf of the Board by its agents or the Trust’s administrator, and that such suspension may continue until such time as the Investment Advisor reasonably complies with such directions.

4.	EXECUTION OF PURCHASE AND SALE ORDERS.

In connection with purchases or sales of portfolio securities for the account of the Fund, it is understood that the Investment Advisor will arrange for the placing of all orders for the purchase and sale of portfolio securities for the Fund with brokers or dealers selected by it, subject to review of this selection by the Board from time to time. The Investment Advisor will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of brokers or dealers and placing of orders, the Investment Advisor is directed at all times to seek for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

The Investment Advisor should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, the Investment Advisor is authorized to select brokers or dealers who also provide brokerage and research services to the Fund and the other accounts over which the Investment Advisor exercises investment discretion. The Investment Advisor is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Investment Advisor determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Investment Advisor’s overall responsibilities with respect to the Fund and to accounts over which the Investment Advisor exercises investment discretion. The Fund and the Investment Advisor understand and acknowledge that, although the information may be useful to the Fund and the Investment Advisor, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

Subject to the provisions of the 1940 Act, and other applicable law, the Investment Advisor, any of its affiliates, or any affiliate of its affiliates may retain compensation in connection with effecting the Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which the Investment Advisor gives any advice to its clients concerning shares of the Fund, the Investment Advisor will act solely as investment adviser for such client and not in any way on behalf of the Fund. The Investment Advisor’s services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that the Investment Advisor may render investment advice, management and other services to others, including other registered investment companies.

5.	LIMITATION OF LIABILITY OF THE INVESTMENT ADVISOR.

The Investment Advisor may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Investment Advisor nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of their duties under this Agreement, or by reason of reckless disregard by any of such persons of the Investment Advisor’s obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, member, shareholder or agent of the Investment Advisor, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Investment Advisor’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, member, shareholder or agent of the Investment Advisor, or one under the control or direction of the Investment Advisor, even though paid by the Investment Advisor.

6.	DURATION AND TERMINATION OF THIS AGREEMENT.

This Agreement shall take effect on the date of its execution, and shall remain in force for a period of two years from the date of its execution, and from year to year thereafter, subject to annual approval by: (i) the Board; or (ii) a vote of a “majority of the outstanding voting securities” of the Fund, as defined in the 1940 Act; provided that in either event continuance is also approved by a majority of the trustees who are not “interested persons” (as defined in the 1940 Act) of the Investment Advisor or the Trust, by a vote cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of the Fund fail to approve the Agreement in the manner set forth above, upon request of the Board, the Investment Advisor will continue to serve or act in such capacity for the Fund for the period of time pending required approval of the Agreement, of a new agreement with the Investment Advisor or a different adviser or other definitive action; provided that the compensation to be paid by the Fund to the Investment Advisor for its services to and payments on behalf of the Fund will be equal to the lesser of the Investment Advisor’s actual costs incurred in furnishing such services and payments or the amount the Investment Advisor would have received under this Agreement for furnishing such services and payments.

This Agreement may, on 60 days’ written notice, be terminated with respect to the Fund, at any time without the payment of any penalty, by the Board, by a vote of a majority of the outstanding voting securities of the Fund, or by the Investment Advisor. This Agreement shall automatically terminate in the event of its assignment, as such terms is defined in the 1940 Act.

7.	USE OF NAME.

The Trust and the Investment Advisor acknowledge that all rights to the name “Dreman” belong to the Investment Advisor, and that the Trust is being granted a limited license to use such words in its Fund name or in any class name. In the event the Investment Advisor ceases to be the investment adviser to the Fund, the Trust’s right to the use of the name “Dreman” shall automatically cease on the 90th day following the termination of this Agreement. The right to the name may also be withdrawn by the Investment Advisor during the term of this Agreement upon 90 days’ written notice by the Investment Advisor to the Trust. Nothing contained herein shall impair or diminish in any respect, the Investment Advisor’s right to use the name “Dreman” in the name of, or in connection with, any other business enterprises with which the Investment Advisor is or may become associated. There is no charge to the Trust for the right to use this name.

8.	AMENDMENT OF THIS AGREEMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board, including a majority of the trustees who are not interested persons of the Investment Advisor or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the U. S. Securities and Exchange Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the series to which the amendment relates.

9.	LIMITATION OF LIABILITY TO TRUST PROPERTY.

The term “trustees” means and refers to the Trust’s trustees from time to time serving under the Trust’s Agreement and Declaration of Trust as the same may be amended from time to time. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Agreement and Declaration of Trust of the Trust. The execution and delivery of this Agreement have been authorized by the trustees and shareholders of the Trust and signed by officers of the Trust, acting as such, and neither such authorization by such trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Agreement and Declaration of Trust.

10.	SEVERABILITY.

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

11.	QUESTIONS OF INTERPRETATION.

(a) This Agreement shall be governed by the laws of the State of Delaware.

(b) For the purpose of this Agreement, the terms “majority of the outstanding voting securities,” “control,” “assignment” and “interested person” shall have their respective meanings as defined in the 1940 Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the U. S. Securities and Exchange Commission under the 1940 Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934, as amended.

(c) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the U. S. Securities and Exchange Commission or its staff. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the U. S. Securities and Exchange Commission or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

12.	NOTICES.

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust is c/o 2960 North Meridian Street, Suite 300, Indianapolis, Indiana 46208, and the address of the Investment Advisor is 777 South Flagler Drive, Suite 800 – West Tower, West Palm Beach, Florida 33401.

13.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.	BINDING EFFECT.

Each of the undersigned expressly warrants and represents that he or she has the full power and authority to sign this Agreement on behalf of the party indicated, and that his or her signature will operate to bind the party indicated to the foregoing terms.

15.	CAPTIONS.

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of this 15th day of January, 2013.

VALUED ADVISERS TRUST

/s/ R. Jeffrey Young
By: R. Jeffrey Young
Title: President and Chief Executive Officer

DREMAN VALUE MANAGEMENT, LLC

/s/ E. Clifton Hoover
By: E. Clifton Hoover
Title: Managing Director